Exhibit 99.1

MEDIA CONTACT:

Kaveh Bakhtiari

847-484-4573

Kaveh.Bakhtiari@fbhs.com

FORTUNE BRANDS ANNOUNCES KEY LEADERSHIP PROMOTIONS TO DRIVE

THE NEXT PHASE OF GROWTH

•

Nicholas Fink promoted to newly-created role of president and chief operating officer, Fortune Brands, to drive operational and strategic initiatives across the three operating divisions and capture even more growth opportunities within and across the businesses.

•	Cheri Phyfer promoted to president, Global Plumbing Group, with increased focus on driving above-market growth and continued strategic brand leadership.

DEERFIELD, Ill. – March 5, 2019 – Fortune Brands Home & Security, Inc. (NYSE: FBHS), an industry-leading home and security products company, announced today it has named Nicholas Fink as president and chief operating officer (COO), Fortune Brands, reporting to Christopher Klein, chief executive officer (CEO), Fortune Brands. Cheri Phyfer has been named president, Fortune Brands Global Plumbing Group (GPG).

“As part of our continued strategy to strengthen and position the business for the next phase of growth, we are evolving our leadership team with a new yet traditional leadership role to better address the ever-changing markets and capture more growth opportunities,” said Christopher Klein, CEO, Fortune Brands. “With the recent establishment of our three growth platforms, we will benefit from having stronger strategic alignment across the businesses. As president and COO, Nick will focus on driving the businesses and identifying opportunities to maximize our growth potential even in a backdrop of a more moderate home products market. His added leadership expands our resources and will allow me to devote more time to the company’s overall strategic direction and opportunities for incremental shareholder value creation.”

Klein will continue to actively lead the overall Company and core portfolio strategy to ensure the Company is focused on delivering against its plans. He will also continue to focus on broader opportunities to create incremental shareholder value, including deploying capital and developing high-performance leadership across Fortune Brands.

The three presidents of the Plumbing, Cabinets, and Doors & Security divisions will report to Fink. In this new role, he will ensure even more focus on understanding rapid market changes and quickly applying incremental resources and best thinking to capture the opportunities ahead. He will focus on how changes in the Company’s markets, trade, labor and competitive dynamics impact the businesses and take advantage of opportunities to deploy resources to achieve maximum impact. He will also drive the strategic planning process with division presidents to create value across the businesses and partner with supply chain and operations leadership to explore the continued evolution of supply chains in a dynamic environment.

In her role as president, GPG, Phyfer will succeed Fink, and be responsible for driving above-market growth across the platform at already high margins. She will continue building strong, iconic brands while bringing innovation into the market through acquisitions and strategic partnerships that drive continued market outperformance. Her brand leadership will include the continued rejuvenation of the Moen brand, which has distinguished its category leadership with the “Who Designs for Water?” campaign; and further establish the House of Rohl platform, which has solidified its luxury category leadership with “The Story Craft Tells” positioning.

Fink joined Fortune Brands in 2015 to lead the Global Growth & Development team until August 2016 when he became the president of the newly-formed GPG. Since its inception and under Fink’s leadership, the GPG has grown into a multi-brand, geography and channel business that acquired five brands, established several key strategic partnerships, accelerated new product development and re-launched the core Moen brand. In 2018, the GPG posted sales of nearly $1.9 billion, growing 9 percent year-over-year, with industry-leading operating margins. It is Fortune Brands’ largest segment by profit and its highest-margin business. Fink came from Beam Suntory where he was the president of Asia Pacific and South America. He brings an established track-record as a results-oriented leader with strengths in growing businesses, international markets, industry-leading consumer brands and successful M&A transactions.

Phyfer joined the GPG in 2018 as president, U.S. Businesses, and was most recently president, GPG Americas. She came to the GPG from The Sherwin-Williams Company. During her impressive 20-year career there, she ran two of the company’s largest store divisions prior to serving as president, Consumer Brands Group. In this role, she led a $2+ billion global group consisting of 60 marquee and private-label brands sold to more than 5,000 customers in North America, Europe, China, Australia and New Zealand through more than 50,000 outlets. She distinguished herself as a strategic business unit leader with a proven ability to grow market share across an extensive portfolio of brands.

About Fortune Brands

Fortune Brands Home & Security, Inc. (NYSE: FBHS), headquartered in Deerfield, Ill., creates products and services that fulfill the dreams of homeowners and help people feel more secure. The Company’s operating segments are Plumbing, Cabinets, and Doors & Security. Its trusted brands include Moen, Perrin & Rowe, Riobel, Rohl, Shaws and Victoria + Albert under the Global Plumbing Group (GPG); more than a dozen core brands under MasterBrand Cabinets; Therma-Tru entry door systems, Fiberon outdoor performance materials, and Master Lock and SentrySafe security products in the Doors & Security segment. Fortune Brands holds market leadership positions in all of its segments. Fortune Brands is part of the S&P 500 Index. For more information, please visit www.FBHS.com.

###

Source: Fortune Brands Home & Security, Inc.